Madison River Telephone Company, L.L.C.





MADISON RIVER TELEPHONE COMPANY, L.L.C.



CODE OF CONDUCT











                                      I


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                   MADISON RIVER TELEPHONE COMPANY, L.L.C.


                                CODE OF CONDUCT



                               Table of Contents

INTRODUCTION                                                         1

STATEMENT 1.  COMPLIANCE OFFICER                                     2

STATEMENT 2.  COMPLIANCE WITH THE CODE                               3

     REPORTING VIOLATIONS
     DISCIPLINARY ACTION

STATEMENT 3.  TREATMENT OF EMPLOYEES                                 4

     EMPLOYEES
     DIVERSITY
     SAFETY, HEALTH, AND ENVIRONMENT

STATEMENT 4.  CONFLICTS OF INTEREST                                 5

     ACCEPTING GIFTS
     OUTSIDE AFFILIATIONS AND INTERESTS
     FAMILY AND PERSONAL RELATIONSHIP
     BUSINESS OPPORTUNITIES
     TRAVEL AND ENTERTAINMENT EXPENSE
     DISCOUNTS AND PREFERENTIAL TREATMENT

STATEMENT 5.  PROTECT PROPRIETARY, CONFIDENTIAL AND OTHER
    NONPUBLIC INFORMATION FROM INAPPROPRIATE DISCLOSURE             7

STATEMENT 6.  POLITICAL ACTIVITIES AND CONTRIBUTIONS                8

                                      II

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STATEMENT 7.  IMPROPER USE OF MRTC PROPERTY OR RESOURCES            9

     BRIBES OR OTHER ILLEGAL PAYMENTS
     PAYMENT TO OUTSIDE GROUPS
     FOREIGN PAYMENTS
     ACCOUNTING CONTROLS
     GIVING GIFTS

STATEMENT 8.  DRUG-FREE WORKPLACE                                   10

     COMPANY POLICY
       PRE-EMPLOYMENT SCREENING
       CURRENT ASSOCIATE SCREENING

STATEMENT 9.  PRIVACY OF COMMUNICATIONS                             11

     CONSUMER PRIVACY

STATEMENT 10.  ANTITRUST                                            12

     INDEPENDENT JUDGEMENT
     COMPLIANCE GUIDELINES

STATEMENT 11.  EMPLOYMENT PRACTICES                                 13

     EQUAL EMPLOYMENT OPPORTUNITY
     SEXUAL HARASSMENT

STATEMENT 12.  GOVERNMENT CONTRACTING                               14

     ALL GOVERNMENT CONTRACTING
     FEDERAL GOVERNMENT CONTRACTING
     STATE AND LOCAL GOVERNMENT CONTRACTING

ATTACHMENT A: CODE OF CONDUCT ISSUE/INCIDENT REPORT

ATTACHMENT B: RECEIPT OF MADISON RIVER TELEPHONE
    COMPANY, L.L.C. CODE OF CONDUCT

                                     III

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Code of Conduct

Introduction

Madison River Telephone Company and along with all subsidiaries (Company or MRTC) are values-driven companies. We value our integrity and believe that our reputation for excellence and honor is a valuable asset. We must all take leadership in ethical decision making.

The guidelines and parameters set forth in this document reflect our values. These guidelines and parameters go beyond the letter of the law. Where possible, guidance provided is specific. However, there are cases where this is not feasible. Therefore, it is recognized that the most important source of guidance must be the individual's good judgment, sensitivity to what is right and good, and a strong desire to do nothing which might bring discredit upon the individual, fellow associates or the Company.

 Our Code of Conduct ("Code") is an important document issued by the Company. Every one of us is expected to read this document and comply with our Code. Our Code applies to all of us including independent contractors that the Company would retain and may be furnished to others performing services for the Company. It is based on a set of shared values and is designed to help, not hinder, Company activity. The Code of Conduct is based on a set of core values designed to guide the personal business ethics of each of us by asking ourselves "Is it the right thing to do?"








                                      1

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Statement 1.  Compliance Officer

The Compliance Officer reports directly to the Chief Executive Officer and the Company's legal counsel and is responsible for promoting a company-wide positive, ethical work environment for all Associates. The role of the office is to advise on ethical and conduct issues.

If you do not wish to report or discuss a concern with your superior or Process Owner, or you are unhappy with any Code of Conduct decision, you are encouraged to contact the Compliance Officer.

Any employee who has a question or suggestions about the Code is invited to discuss the matter with the Compliance Officer. Complex issues may be directed to others for consideration provided confidentiality is maintained.

You may call, write, fax, or contact the Compliance Officer in person. You are urged to use these resources whenever you have questions or concerns that cannot be resolved within your work group or through your Process Owner.


Compliance Officer:

John T. Hogshire
P.O. Box 9, Mebane, North Carolina 27302
(919) 563-8150; Fax (919) 563-6700
Email: hogshirj@gallatinriver.com





                                      2


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Statement 2.  Compliance with the Code

In our industry, complex laws and regulations have created complex legal and ethical business environments. Associates are required to make business decisions that affect fast-changing laws and regulations. Change at this pace can result in ambiguity around conduct. Compliance with the code is to help bring clarity.

Reporting Violations

  * If you believe you have violated the Code or applicable laws or regulations, you must report the violation so the Company can take appropriate action.

  * If you become aware that another Associate has, in all likelihood, violated the Code - including any law or regulation applicable to the Company's business - you are under a duty to report that violation so that the Company can take steps to address the problem and prevent a recurrence.

  * Violations may be reported to your manager, your Human Resources Department, Business Unit Process Owner, or any officer of the Company. Such reports will be treated confidentially to the extent possible, and no person will be subject to retaliation for reporting a suspected violation in good faith.

Disciplinary Action

Failure to comply with the Code or applicable laws or regulations may subject an employee to discipline that may include termination.

Disciplinary action will be taken against:

  * any Associate who authorizes, directs, approves, or participates in violations of the Code of Conduct,

  * any Associate who has deliberately failed to report violations of the Code, who has concealed violations of the Code, or withheld relevant information about a violation of the Code, and
  * any Associate who retaliates, directly or indirectly, or encourages others to do so, against any other Associate because of a report of a suspected Code violation.

In addition, persons who violate the law during the course of their employment are subject to criminal and civil penalties, as well as payments of civil damages to the Company or third parties.



                                      3

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Statement 3.  Treatment of Employees

Employees

  * MRTC values fair and just consideration of Associates, customers, and all other members of our community. It is one of the core values that form the fundamental basis of our conduct as a business. MRTC is committed to protecting and enhancing the health and safety of all Associates.

  * MRTC values the contributions of its Associates and treats each with respect and dignity. This includes safeguarding the confidentiality of Associates' records; respecting individual privacy - including unnecessary intrusions; and seeking out ideas of Associates and involve them in decisions whenever appropriate. As a company, MRTC is committed to informing Associates, timely and fully, on issues affecting them and listening to their ideas and concerns.

  * The Company has established programs to ensure compliance with employment and labor laws, including equal employment opportunity policies and procedures, safety and health programs, and wage and hour procedures.

Diversity

In its hiring/selection practices, MRTC will be fair and equitable. MRTC seeks to create a work force that is a reasonable reflection of the diverse populations of the communities in which it operates.

Safety, Health, and Environment

  * MRTC is committed to maintaining a working environment that is safe by eliminating recognized hazards in the workplace. You are required to comply with all applicable health, safety, and environmental laws, as well as all related Company policies. To ensure your own safety and that of your fellow Associates, you are also required to report to your supervisor any suspected unsafe conditions, hazards, broken equipment, or accidents.

  * The Company is committed and encourages all Associates to participate in a variety of community programs related to protecting the environment, such as energy conservation and the elimination of pollutants.



                                      4

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Statement 4.  Conflicts of Interest

All business decisions must be made in MRTC's best interest. A conflict of interest arises when an Associate's judgement is or may be influenced by considerations of personal gain or benefit to the Associate or another person to the harm of MRTC. Guidelines for some of the more common conflict of interest situations are listed below.

Accepting Gifts

Gifts or other benefits of value offered to you because of your MRTC employment should be refused whenever possible and never accepted where prohibited by law. However, non-cash gifts of nominal value may be accepted. If you have questions, you should consult with management up to and including the Compliance Officer for guidance on gifts of nominal value.

Outside Affiliations and Interests

A conflict of interest may arise if you become affiliated with a business entity that is a competitor, customer, provider of, or otherwise does business with MRTC. If you plan to take a position (e.g., as employee, director, consultant, or agent), or acquire a significant ownership interest in such a business entity, you must report your intention to your Process Owner and Compliance Officer for review before you enter into the relationship. If you plan to become affiliated with a nonprofit organization that is a competitor, customer, or supplier of MRTC, or if there is any other reason such affiliation may give rise to a conflict of interest, you must report your intention to your Process Owner and Compliance Officer for review before you enter into the relationship. Further, you may not engage in any outside activity that will prevent you from performing your job duties.

Family and Personal Relationship

When a family member of your immediate family or household works for a firm that is in direct competition, or does business with the Company, there is the potential for favoritism or inappropriate sharing of confidential information. You must disclose any situation involving such person(s) to your Process Owner and Compliance Officer.

Business Opportunities

Business opportunities, commissions, or other arrangements offered to you or a member of your immediate family or household by a customer, vendor, or business partner of the Company must be approved by the Compliance Officer before they can be accepted. The Company requires disclosure of such offers to determine their appropriateness beforehand and to prevent even the appearance that Company Associates might be improperly using their positions to promote their personal or financial interests, or of their family or household members.

Travel and Entertainment Expense

MRTC pays legitimate expenses for your business trips. Usually, trips should not be financed by others. Accepting an occasional meal or entertainment in connection with furthering MRTC's business interest will not violate the Code so long as it does not compromise your ability to fulfill your duties to the Company and to do what is right. Associates may not personally receive compensation (e.g., an honorarium) for participation on professional committees and panel presentations related to MRTC business, but the sponsoring organization may pay reasonable travel expenses if non-MRTC participants are treated equally.

                                      5

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Discounts and Preferential Treatment

You may not accept any discount or other preferential treatment that you know has been offered to you personally because of your position with MRTC, except discounts extended to all employees. If you use Company suppliers or contractors for personal business, you are expected to pay full market value for services rendered and materials provided.
















                                      6

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Statement 5.  Protect Intellectual Property and Proprietary, Confidential and
Other Nonpublic Information From Inappropriate Disclosure

Intellectual Property ("IP") and Proprietary Company information may not be disclosed to anyone without proper authorization. Keep all IP and proprietary documents protected and secure. In the course of normal business activities, suppliers, customers, and competitors may sometimes divulge to you information that is proprietary to their business. To protect this nonpublic information, each of us must respect the guidelines listed below.

  * Associates are prohibited from disclosing proprietary confidential or other nonpublic information about MRTC, its business interests and its employees, customers, providers, or other vendors to anyone inside the Company unless there is a definite business need to know.

  * Associates are prohibited from disclosing such information to anyone outside the Company without prior authorization from management in consultation with either internal legal counsel or the Compliance Officer.

  * Associates are prohibited from taking such information with them due to termination of their employment with MRTC or from using such information for any purpose elsewhere, including with a different employer.

  * Among the most important assets of the Company is its confidential and proprietary information, the access which, if utilized on behalf of MRTC's competitors, could substantiality affect the Company's ability to achieve its growth strategy and realize a return in its business. In order to protect this information and other interests of the Company, certain members of senior management may require (1) designated new Associates to sign non-compete agreements with MRTC prior to commencement of employment, and (2) designated current Associates of MRTC to sign non-compete agreements, after management has determined that such Associate's present or new position affords the employee access to confidential or proprietary information. Refusal to sign a non-compete agreement or violation of terms of a signed non-compete agreement may result in administrative or disciplinary action, including termination.

  * Associates are required to protect from improper access and public view documents under their control that contain proprietary, confidential or other nonpublic information. When such information is being eliminated, steps must be taken to ensure proper eradication.



                                      7

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Statement 6.  Political Activities and Contributions

  * MRTC encourages Associates to participate personally in the political process by voting, or otherwise being involved in political activity. MRTC will never require nor expect you to Associate the Company with or imply a Company endorsement of personal political activity unless authorized to do so by the Company.

  * No contributions of Company funds may be made in connection with any candidate, ballot initiative, referendum, or other question without prior approval from the Compliance Officer and internal legal counsel. This prohibition includes the use of budget money as well as Company reimbursement for entertainment or other expenses for political purposes, such as attending a political event.












                                      8

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Statement 7.  Improper Use of MRTC Property or Resources

Illegal or unauthorized use of MRTC Property or Resources is prohibited. You must use Company property and resources, including information systems, only for Company purposes unless you obtain authorization in advance. MRTC may review information systems (including computer files and materials contained in workstations or elsewhere on Company premises) in order to prevent improper use of property or resources, and to inquire about possible violations of the law, this Code of Conduct, or other Company policies. If you notice or suspect that MRTC's property or resources are being used illegally or improperly, immediately contact your manager or the Compliance Officer.

Bribes or Other Illegal Payments

Employees are prohibited from making or authorizing bribes or payments for illegal acts or any other use of Company property or resources in a manner that creates a conflict of interest or violates applicable laws.

Payment to Outside Groups

A payment made to any outside party shall be made only for identifiable products or services and shall be appropriate in relationship to the services provided.

Foreign Payments

Employees must comply with the Foreign Corrupt Practices Act, which prohibits American firms - and in many cases their foreign subsidiaries - from offering, paying, or authorizing payments to foreign government officials, political parties or their officials, or political candidates for the purpose of obtaining, retaining, or directing business.

Accounting Controls

Each employee must do their part to ensure that the books of accounts and financial records of the Company meet the highest standards of accuracy and completeness. This responsibility does not rest exclusively with the Company's accounting/financial personnel.

Managers must establish and maintain a system of internal accounting controls designed to (1) prevent unauthorized, unrecorded, or inaccurately recorded transactions, and (2) permit the preparation of financial statements according to generally accepted accounting principles.

Giving Gifts

Gifts or other benefits of value should never be given if doing so is prohibited by law or otherwise prohibited by this Code of Conduct. All gifts or benefits given should be approved by your manager and disclosed in the appropriate expense report in a manner that identifies the recipient, purpose, and amount.



                                      9

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Statement 8.  Drug-Free Workplace

MRTC has a strong commitment to its Associates to provide a safe, healthy, and productive work environment, and to provide quality services for its customers in an efficient manner. In light of that, it is the goal of the Company to achieve a work environment free of illegal drugs and substance abuse at all Company locations.

Company Policy

The following is the Company's policy:

The unlawful manufacture, purchase, distribution, use, sale, possession, or being under the influence, of controlled substances (as defined under state and federal law and regulations) while on Company premises or otherwise on working time. In addition, the illegal sale of controlled substances off duty and off Company premises may result in disciplinary action up to and including discharge. The use of alcohol, or being under the influence of alcohol on Company property or on the job is prohibited, and the use of alcohol off duty and off Company property that adversely affects an Associate's job performance may result in disciplinary action up to and including discharge.

Pre-Employment Screening

Applicants for employment with the Company are required to submit to testing for illegal drug use.

Current Associate Screening

The Company may require the drug testing of current Associates under the following circumstances:

  * Reasonable suspicion
  * Catastrophic occurrences
  * Safety sensitive jobs
  * Universal or announced testing of Associate groups

As part of this policy, any Associate convicted of a violation of federal or state drug statute for conduct in the workplace must notify the local Human Resource office within five (5) days of such conviction. Failure to give such notice will result in discharge.

Compliance with these prohibitions and notice requirements is a condition of employment for all Associates. Each operating location is responsible for the deployment and administration of this DRUG-FREE WORKPLACE procedure, as well as ensuring compliance with all applicable laws.

Each Associate is responsible for seeking assistance from the EAP before drug problems lead to disciplinary action. Requests for assistance will be treated with the same degree of confidentiality as other requests for medical assistance.


                                     10

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Statement 9.  Privacy of Communications

In our business, we are entrusted with important information about our customers. This information is essential to our ability to provide quality services. We must always recognize our responsibility to safeguard the customer information entrusted to us.

Consumer Privacy

  * You may not participate or permit another person to participate in unauthorized listening, recording, or other disclosure of communications or customer data.

  * Any subpoena, court order, or other request for customer data from law enforcement or government agencies or various outside parties should be directed immediately to the department in your location responsible for handling this information.















                                     11

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Statement 10.  Antitrust

Antitrust laws preserve the advantage of competition. Antitrust is a term for strict federal and state laws that protect the free enterprise system. These laws deal with agreements and practices "in restraint of trade," such as price fixing and boycotting suppliers or customers. They also bar pricing intended to run a competitor out of business; disparaging, misrepresenting or harassing a competitor; stealing trade secrets; bribery and kickbacks.

Independent Judgement

MRTC must compete on the basis of independent judgement and avoid even the appearance of collusion with a competitor. Associates involved in any dealings with competitors are expected to know that U.S. and foreign antitrust laws may apply to their activities. Any questions you have with respect to the applicability of this policy should be directed to the Compliance Officer.

Compliance Guidelines

Compliance Guidelines that must be followed with competitors or customers includes:

  * No Associate shall knowingly violate any law or regulation.

  * No Associate may engage in a sales practice that is intended to mislead a customer or vendor, or misrepresent the Company or its services or products.

  * You may not agree with representations of competing companies to engage in any of the following illegal practices: fix or control prices; allocate or divide markets or customers; boycott or refuse to deal with competitors, customers or suppliers; or engage in any other behavior which unlawfully restrains competition.

  * You may not discuss or exchange competitively sensitive information (e.g., relating to price or markets) with representatives of competing companies except with prior approval from the Compliance Officer.
    Strict compliance with these guidelines is expected, and if any questions relating to matters of competition and the antitrust laws arise that are not answered herein, they should be brought to the attention of the Compliance Officer without delay.

                                     12

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Statement 11.  Employment Practices

Employment decisions must be based only on an employee's qualifications, demonstrated skills, and achievements without regard to race, color, sex, national origin, religion, age, veteran status, disability, marital status, or sexual orientation.

Equal Employment Opportunity

MRTC's Equal Employment Opportunity and Affirmative Action programs are detailed in the Personnel Policies Manual. The following are key points of these programs:

  * The Company affords equal opportunity in all phases of employment:

    (1) Without regard to an individual's race, color, religion, sex, national origin, marital status, sexual orientation, or age.
    (2) For qualified disabled individuals.
    (3) For qualified disabled veterans and veterans of the Vietnam era.

  * In order to attain its equal employment objective, MRTC will:

    (1) Recruit, hire, and promote in all job classifications in accordance with the policy expressed above.
    (2) Ensure that all of its personnel policies and practices including compensation, promotions, benefits, evaluations, transfers, and training and education are free from discrimination.
    (3) Maintain an auditing system to monitor our equal opportunity goals and objectives.
    (4) Report the program effectiveness to senior management frequently.

  * Do not engage in slurs, epithets, jokes, or other harassing or intimidating actions based on race, color, sex, national origin, religion, age, disability, veteran status, citizenship, sexual orientation, or marital status. In addition, internal or external communication media, including email, must not be used to further such inappropriate conduct.

Sexual Harassment

  * Do not engage in conduct that could be construed as sexual harassment. Unwelcome sexual advances, requests for sexual favors, and other verbal or physical conduct of a sexual nature may be forms of sexual harassment. The Personnel Practices contains detailed information on both Associates' and Management's responsibilities with respect to sexual harassment.

  * Report suspected instances of sexual harassment by anyone (including person with whom the Company does business) immediately to your Human Resources contact.

                                     13

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Statement 12.  Government Contracting

When we accept government contracts, we must ensure that we administer those contracts and deliver our services and products in a manner which totally complies with government contracting laws and regulations, as well as our own superior standards of integrity, honesty, and excellence.

All Government Contracting

Associates must comply with all federal, state, and local laws regulating government contracting. Notably, Associates must comply fully with federal and state laws applicable to federal or state contractors (such as federal equal employment opportunity and state human rights laws, and different federal and state laws prohibiting discrimination against certain protected classes of people).

Federal Government Contracting

  * Associates may not offer, promise, or deliver a gift of any value to an employee or elected official of the federal government for the purpose of influencing official acts or as a reward for performing such acts. This shall include payments for any meal, refreshment, entertainment, travel, or lodging expenses of a federal employee, elected, or appointed official.

  * Associates are also prohibited from providing or accepting any "kickback" (e.g., anything of value) in connection with a federal contract.

  * Associates must comply with all laws that apply in countries where MRTC may conduct business activity. Associates also are prohibited from making any payment in violation of the U.S. Foreign Corrupt Practices Act (see Statement 6 for a discussion of compliance requirements under the U.S. Foreign Corrupt Practices Act).

  * Associates responsible for administration of federal government contracts must comply with the federal privacy laws and regulations applicable to the federal agency that maintains the contract.

  * Associates must be truthfully complete in all representations in negotiating federal government contracts. A submission of any proposal, quotation, other document or information that is false, incomplete, or misleading may result in liability for both the Company and the Associate. Associates have a stated duty to disclose to the federal government current, truthful, and complete cost on pricing data.

State and Local Government Contracting

  * State and local laws that govern contractor conduct under various business programs may vary from the federal rules outlined above.
    Contact either the Compliance Officer or internal legal counsel regarding how individual state and local rules might apply.

  * Associates must abide by specific rules governing the recruitment and employment of current or former federal employees relating to any contract agreement with the Company. Approval by the Compliance Officer/internal legal counsel must be obtained before discussing employment with such persons.


                                     14

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Attachment A: Code of Conduct Issue/Incident Report

                  MADISON RIVER TELEPHONE COMPANY, L.L.C.
                  CODE OF CONDUCT ISSUE / INCIDENT REPORT

Note: Please make copies for your use or contact Human Resources for additional copies.

[ ] Code of Conduct, applicable laws or regulation(s) violation(s).
[ ] Detect or suspect MRTC property or resources being used illegally or improperly.
[ ] Have been contacted by law enforcement or other government agency about actual or suspected illegal conduct.
[ ] Report of membership on a for-profit Board.
[ ] Report of an offer of a bribe, kickback, payoff, or other unusual or improper payment.
[ ] Report of other conduct or issues.

Process Owner's Name:
    Location:
    Phone Number:
Reporting Associate's Name:
    Location:
    Phone Number:
Report Summary:








_________________________________________       ___________________________
            Signature of reporting Manager                Date

_________________________________________       ___________________________
            Signature of reporting Associate              Date


                                      A

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Attachment B: Receipt of Madison River Telephone Company, L.L.C. Code of
Conduct

                  MADISON RIVER TELEPHONE COMPANY, L.L.C.
       Receipt of Madison River Telephone Company, L.L.C. Code of Conduct

I hereby confirm and acknowledge receipt of the following:

1. Code of Conduct

Each associate or member of the staff is required to affirm that he or she has received and will read the Corporation's Code of Conduct. Your affirmation should be regarded as a condition of employment and will become a permanent part of your personnel file.

I confirm that I will read the Code of Conduct and comply with the policies and procedures expressed therein.

______________________________________          _______________________
            Signature                                    Date

______________________________________
            Print Name

______________ - ___________ - ___________
    Social Security Number



                                      B